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                                                                    EXHIBIT 3(a)

                               State of Delaware

                                                                          PAGE 1

                       Office of the Secretary of State

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        I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO
HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "HUNGARIAN BROADCASTING CORP.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF JUNE, A.D. 1996, AT 9 O'CLOCK A.M.
        A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.




                                        /s/ Edward J. Freel
                [SEAL APPEARS HERE]     -----------------------------------
                                        Edward J. Freel, Secretary of State

2435761 8100                            AUTHENTICATION: 8009913

960191634                                         DATE: 06-28-96
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                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

Hungarian Broadcasting Corp., a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware, DOES HEREBY
CERTIFY:

FIRST: That at a meeting of the Board of Directors of Hungarian Broadcasting Corp., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered FOURTH so that, as amended said Article shall be and read as follows:

               FOURTH: The total number of shares of all classes of stock which the corporation is authorized to issue is twenty million (20,000,000), consisting of five million (5,000,000) shares of preferred stock, par value one-tenth of one cent ($.001) per share (the "Preferred Stock"), and fifteen million (15,000,000) shares of common stock, par value one-tenth of one cent ($.001) per share (the "Common Stock").

               Each issued and outstanding share of Common Stock shall entitle the holder of record thereof to one vote.

               The Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of Preferred Stock will be identical except as to the date of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, the designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

               The redemption or acquiring by the Company of any shares of its Preferred Stock, shall not be deemed to reduce the authorized number of shares of Preferred Stock of the Company. Any shares of the Company's Preferred Stock redeemed, retired, purchased or otherwise acquired (including shares acquired by conversion) shall be canceled and shall assume the status of authorized but unissued Preferred Stock in the same manner as if the shares had never been issued as shares of any series of Preferred Stock and be undesignated as to future series.

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SECOND:   That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.


IN WITNESS WHEREOF, said Hungarian Broadcasting Corp., has caused this certificate to be signed by Peter E. Klenner, its President, and Frank R. Cohen, its Secretary, this 24th day of June, 1996.

                                            By: /s/ Peter E. Klenner
                                               ---------------------------------
                                                 Peter E. Klenner
                                                 President

                                            By: /s/ Frank R. Cohen
                                               ---------------------------------
                                                 Frank R. Cohen
                                                 Secretary